Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BNCCORP, Inc.

We consent to the use of our report dated February 14, 2005, with respect to the consolidated balance sheets of BNCCORP, Inc., as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

KPMG LLP
Minneapolis, Minnesota
December 21, 2005